UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)


                               (Amendment No.___)*


                              Accord Networks Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                  Ordinary Shares, NIS 0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M01690102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)
              [ ]    Rule 13d-1(c)
              [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               PAGE 1 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                  13G                     PAGE 2 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        k.t. Concord Venture Fund (Cayman) L.P.
        (IRS #98-0204618)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                   13G                    PAGE 3 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        k.t. Concord Venture Fund (Israel) L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                   13G                    PAGE 4 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        k.t. Concord Venture Advisors (Cayman) L.P.
        (IRS #98-0204619)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                   13G                    PAGE 5 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        k.t. Concord Venture Advisors (Israel) L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximatley 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                   13G                    PAGE 6 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Concord (k.t.) Investments Partners Ltd.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                   13G                    PAGE 7 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Nitzanim Fund (1993) Ltd.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                   13G                    PAGE 8 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Matty Karp
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 21 PAGES

-------------------                                          ------------------
CUSIP NO. M01690102                   13G                    PAGE 9 OF 21 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Yair Safrai
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 10 OF 21 PAGES
-------------------                                         -------------------

================================================================================
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Shlomo Kalish
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,196,525
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,196,525
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,196,525
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Approximately 15.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 11 OF 21 PAGES
-------------------                                         -------------------


Item 1(a).        NAME OF ISSUER:

                  Accord Networks, Ltd.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  9040 Roswell Road, Suite 450, Atlanta, Georgia 30350

Item 2(a).        NAMES OF PERSONS FILING:

                  This statement is filed by k.t Concord Venture Fund (Cayman) L.P., a Cayman Islands limited partnership, ("Concord Cayman"), k.t Concord Venture Fund (Israel) L.P., an Israeli limited partnership, ("Concord Israel"), k.t Concord Venture Advisors (Cayman) L.P., a Cayman Islands limited partnership, ("Advisors Cayman"), k.t Concord Venture Advisors (Israel) L.P., an Israeli limited partnership, ("Advisors Israel"), Nitzanim Fund (1993) Ltd., an Israeli corporation, ("Nitzanim"), Concord (k.t.) Investment Partners Ltd., an Israeli corporation, ("Concord Investment Partners") and Matty Karp, Yair Safrai and Shlomo Kalish (collectively, the "Partners"). Messrs. Karp, Safrai and Kalish are directors, officers and stockholders of and Concord Investment Partners (which serves as the sole general partner of Concord Cayman, Concord Israel, Advisors Cayman and Advisors Israel). Mr. Karp is a director of Nitzanim. Concord Cayman, Concord Israel, Advisors Cayman, Advisors Israel, Nitzanim and the Partners, are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of Concord Cayman, Concord Israel, Advisors Cayman, Advisors Israel, Nitzanim, Kardan and Messrs. Karp, Safrai and Kalish is 85 Medinat Hayehudim Street, 7th Floor, P.O. Box 4011, Herzelia 46140, Israel.

Item 2(c).        CITIZENSHIP:

                  Concord Cayman and Advisors Cayman are limited partnerships organized under the laws of Cayman Islands. Concord Israel and Advisors Israel are limited partnerships organized under the laws of Israel. Nitzanim and Concord Investment Partners are corporations organized under the laws of Israel. Each of the Partners is a citizen of Israel.

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares, NIS $0.01 par value per share.

Item 2(e).        CUSIP NUMBER:

                  M01690102

Item 3. If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.


                               PAGE 11 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 12 OF 21 PAGES
-------------------                                         -------------------

Item 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                  Concord Cayman owns 1,371,665 Ordinary Shares, Concord Israel owns 274,201 Ordinary Shares, Advisors Cayman owns 11,192 Ordinary Shares, Advisors Israel owns 2,193 Ordinary Shares, and Nitzanim owns 1,531,024 Ordinary Shares and 3,125 Ordinary Shares subject to options exercisable within 60 days of February 14, 2001. Concord Investment Partners owns 3,125 Ordinary Shares subject to options exercisable within 60 days of February 14, 2001 and also beneficially owns shares due to its relationships to the above Partnerships as outlined in
                  Item 2.

                  (b)   Percent of Class:

                  By virtue of their common control, Concord Cayman, Concord Israel, Advisors Cayman, Advisors Israel, and Nitzanim each may be deemed to be the beneficial owners of 3,196,525 Ordinary Shares, representing beneficial ownership of 15.5% of the Company. Concord Investment Partners, by virtue of its status as general partner of Concord Cayman, Concord Israel, Advisors Cayman, and Advisors Israel, may be deemed to be the beneficial owner of 3,196,525 Ordinary Shares, representing beneficial ownership of 15.5%. By virtue of their status as directors and officers of Nitzanim and Concord Investment Partners, as the case may be, the Partners may each be deemed to be the beneficial owner of 3,196,525 Ordinary Shares representing in the case of each Partner, beneficial ownership of 15.5%. The foregoing percentages are calculated based on the 20,557,474 Ordinary Shares reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2000.

                  (c)   Number of shares as to which such person has:

                                           NUMBER OF SHARES
                         -----------------------------------------------------
(b)  Reporting Person        (i)          (ii)          (iii)         (iv)
     ----------------    -----------  ------------  ------------  ------------

Concord Cayman                 0       3,196,525         0          3,196,525
Concord Israel                 0       3,196,525         0          3,196,525
Advisors Cayman                0       3,196,525         0          3,196,525
Advisors Israel                0       3,196,525         0          3,196,525
Nitzanim                       0       3,196,525         0          3,196,525
Concord Investment Partners    0       3,196,525         0          3,196,525
Matty Karp                     0       3,196,525         0          3,196,525
Yair Safrai                    0       3,196,525         0          3,196,525
Shlomo Kalish                  0       3,196,525         0          3,196,525


(i)        Sole power to vote or direct the vote
(ii)       Shared power to vote or to direct the vote
(iii)      Sole power to dispose or to direct the disposition of
(iv)       Shared power to dispose or to direct the disposition of

Each of Concord Cayman, Concord Israel, Advisors Cayman, Advisors Israel, Nitzanim, Concord Investment Partners and Mr. Karp and each of the Partners expressly disclaims beneficial ownership of any shares of Ordinary Shares of the Issuer, except in the case of Concord Cayman, for the 1,371,665 shares which it holds of record, in the case of Concord Israel, for the 274,201 shares which it holds of record, in the case of Advisors Cayman, for the 11,192 shares which it holds of record, in the case of Advisors Israel, for the 2,193 shares which it holds of record, in the case of Nitzanim, for the 1,531,024 shares which it holds of record and 3,125 shares subject to options exercisable within 60 days of February 14, 2001 and , in the case of Concord Investment Partners, for the 3,125 shares subject to options which are exercisable within 60 days of February 14, 2001.

                               PAGE 12 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 13 OF 21 PAGES
-------------------                                         -------------------


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Concord Cayman, Concord Israel, Advisors Cayman, Advisors Israel, Nitzanim, Concord Investment Partners and each of the Partners expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(i)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

Item 10.          CERTIFICATION.

                  Not applicable.























                               PAGE 13 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 14 OF 21 PAGES
-------------------                                         -------------------
                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


CONCORD (K.T.) INVESTMENT PARTNERS LTD.

By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman

By:                        *
         -----------------------------------
         Yair Safrai
         Director


K.T. CONCORD VENTURE ADVISORS (CAYMAN) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner


By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman


By:                        *
         -----------------------------------
         Yair Safrai
         Director


K.T. CONCORD VENTURE ADVISORS (ISRAEL) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman

By:                        *
         -----------------------------------
         Yair Safrai
         Director


                               PAGE 14 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 15 OF 21 PAGES
-------------------                                         -------------------

K.T. CONCORD VENTURE FUND (CAYMAN) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman

By:                        *
         -----------------------------------
         Yair Safrai
         Director

K.T. CONCORD VENTURE FUND (ISRAEL) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:                        *
         -----------------------------------
         Matty Karp
         Managing Director

By:                        *
         -----------------------------------
         Yair Safrai
         Director

NITZANIM FUND (1993) LTD.

By:                        *
         -----------------------------------
         Matty Karp
         Director


                  *
--------------------------------------------
         Yair Safrai


                  *
--------------------------------------------
         Matty Karp


                  *
--------------------------------------------
         Shlomo Kalish
                                                   *By:   /s/ Matty Karp
                                                          ----------------------
                                                          Matty Karp
                                                          Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Matty Karp pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 14, 2001, in connection with a Schedule 13G for Accord Networks Ltd., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               PAGE 15 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 16 OF 21 PAGES
-------------------                                         -------------------

                                  Exhibit Index

     Exhibit No.                   Description                      Page No.
     -----------                   -----------                      --------

          1                   Joint Filing Agreement                   17

          2                      Power of Attorney                     19











































                               PAGE 16 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 17 OF 21 PAGES
-------------------                                         -------------------
                                                                      Exhibit 1
                                                                      ---------
                             Joint Filing Agreement
                             ----------------------

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Accord Networks Ltd. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

CONCORD (K.T.) INVESTMENT PARTNERS LTD.

By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman

By:                        *
         -----------------------------------
         Yair Safrai
         Director


K.T. CONCORD VENTURE ADVISORS (CAYMAN) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman

By:                        *
         -----------------------------------
         Yair Safrai
         Director


K.T. CONCORD VENTURE ADVISORS (ISRAEL) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman

By:                        *
         -----------------------------------
         Yair Safrai
         Director
                               PAGE 17 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 18 OF 21 PAGES
-------------------                                         -------------------

K.T. CONCORD VENTURE FUND (CAYMAN) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:                        *
         -----------------------------------
         Matty Karp
         Active Chairman

By:                        *
         -----------------------------------
         Yair Safrai
         Director

K.T. CONCORD VENTURE FUND (ISRAEL) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:                        *
         -----------------------------------
         Matty Karp
         Managing Director

By:                        *
         -----------------------------------
         Yair Safrai
         Director

NITZANIM FUND (1993) LTD.

By:                        *
         -----------------------------------
         Matty Karp
         Director

                  *
--------------------------------------------
         Yair Safrai

                  *
--------------------------------------------
         Matty Karp

                  *
--------------------------------------------
         Shlomo Kalish
                                                  *By:   /s/ Matty Karp
                                                         -----------------------
                                                         Matty Karp
                                                         Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Matty Karp pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 14, 2001, in connection with this Schedule 13G for Accord Networks Ltd., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               PAGE 18 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 19 OF 21 PAGES
-------------------                                         -------------------

                                                                      Exhibit 2
                                                                      ---------
                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matty Karp his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Concord (k.t.) Investment Partners Ltd., (k.t.) Concord Venture Fund Cayman L.P., (k.t.) Concord Venture Fund (Israel) L.P., (k.t.) Concord Venture Advisors (Cayman) L.P., (k.t.) Concord Venture Advisors (Israel), Nitzanim Fund
(1993) Ltd., Yair Safrai and Shlomo Kalish pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





















                               PAGE 19 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 20 OF 21 PAGES
-------------------                                         -------------------

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

CONCORD (K.T.) INVESTMENT PARTNERS LTD.

By:      /s/ Matty Karp
         -----------------------------------
         Matty Karp
         Active Chairman


By:      /s/ Yair Safrai
         -----------------------------------
         Yair Safrai
         Director


K.T. CONCORD VENTURE ADVISORS (CAYMAN) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner


By:      /s/ Matty Karp
         -----------------------------------
         Matty Karp
         Active Chairman


By:      /s/ Yair Safrai
         -----------------------------------
         Yair Safrai
         Director


K.T. CONCORD VENTURE ADVISORS (ISRAEL) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner


By:      /s/ Matty Karp
         -----------------------------------
         Matty Karp
         Active Chairman


By:      /s/ Yair Safrai
         -----------------------------------
         Yair Safrai
         Director
                               PAGE 20 OF 21 PAGES

-------------------                                         -------------------
CUSIP NO. M01690102                   13G                   PAGE 21 OF 21 PAGES
-------------------                                         -------------------

K.T. CONCORD VENTURE FUND (CAYMAN) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:      /s/ Matty Karp
         -----------------------------------
         Matty Karp
         Active Chairman

By:      /s/ Yair Safrai
         -----------------------------------
         Yair Safrai
         Director

K.T. CONCORD VENTURE FUND (ISRAEL) L.P.

By:      Concord (k.t.) Investment Partners Ltd.
         Its General Partner

By:      /s/ Matty Karp
         -----------------------------------
         Matty Karp
         Managing Director

By:      /s/ Yair Safrai
         -----------------------------------
         Yair Safrai
         Director

NITZANIM FUND (1993) LTD.

By:      /s/ Matty Karp
         -----------------------------------
         Matty Karp
         Director


/s/ Yair Safrai
--------------------------------------------
Yair Safrai

/s/ Shlomo Kalish
--------------------------------------------
Shlomo Kalish


                               PAGE 21 OF 21 PAGES